Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Susser Holdings Corporation for the registration of debt securities and common stock and to the incorporation by reference therein of our reports dated March 13, 2009, with respect to the consolidated financial statements of Susser Holdings Corporation, and the effectiveness of internal control over financial reporting of Susser Holdings Corporation, included in its Annual Report (Form 10-K) for the year ended December 28, 2008, filed with the Securities and Exchange Commission.

/S/ ERNST & YOUNG LLP

San Antonio, Texas

November 3, 2009